DEREK RESOURCES CORPORATION

Suite 1550,355 Burrard Street

Vancouver, B.C. Canada V6C 3G8

Date: November 27, 2002

NEWS RELEASE

COMPANY REMOVED FROM TEMPORARY ORDER

The Company reported today that, at a Hearing of the British Columbia Securities Commission held Wednesday, November 27, 2002, the Company had been removed as a party named in a Temporary Order issued by the Commission on November 13, 2002 and had been removed as a Respondent Party in a Commission investigation involving, among others, Fairtide Capital Corp. and Frank Biller. The Company understands that the Temporary Order was extended against most of the other named parties. The Company believes that it was originally named as a party in the Temporary Order as a result of an Investor Relations Contract which the Company had with Pacific Capital Markets Inc., another party named in the Temporary Order. The Company's Investor Relations Agreement with Pacific Capital Markets Inc. was publicly disclosed when the agreement was entered into in October of 2000 and was terminated in May, 2002. Further information can be accessed at Derek Resources Corporation.

DEREK RESOURCES CORPORATION

/s/ Barry Ehrl

/s/ Frank Hallam

Barry C.J. Ehrl, Director

Frank Hallam, Director

The TSX Venture Exchange neither approves nor disapproves of the information contained herein.

THIS PRESS RELEASE, REQUIRED BY APPLICABLE CANADIAN LAWS, IS NOT FOR DISTRIBUTION TO U.S. NEWS WIRE SERVICES OR FOR DISSEMINATION IN THE UNITED STATES, AND DOES NOT CONSTITUTE AN OFFER OF THE SECURITIES DESCRIBED HEREIN.

For further information please contact

Investor Relations 1-888-756-0066 or (604) 331-1757

www.derekresources.com

Corporate e-mail: info@derekresources.com

investor Relations e-mail: invest@derekresources.com